Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

School of Whales Commercial Real Estate Equity Fund, LLC

Miami, Florida

We consent to the inclusion in this Offering Statement of School of Whales Commercial Real Estate Equity Fund, LLC (the Company) on Form 1-A/A of our report dated May 6, 2021, with respect to our audit, performed in accordance with auditing standards generally accepted in the United States of America, of the financial statements of School of Whales Commercial Real Estate Equity Fund, LLC as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and December 31, 2019. We also consent to the reference of our Firm under the caption “experts” in such Offering Statement.

/s/ Templeton & Company, LLP

Fort Lauderdale, Florida

May 28, 2021